EXHIBIT 99.1

Garmin announces third quarter 2024 results

Company reports record third quarter consolidated revenue and operating income, and raises full year guidance

Schaffhausen, Switzerland / October 30, 2024 / PR Newswire – Garmin® Ltd. (NYSE: GRMN), today announced results for the third quarter ended September 28, 2024.

Highlights for third quarter 2024 include:

•
Consolidated revenue of $1.59 billion, a 24% increase compared to the prior year quarter
•
Gross and operating margins expanded to 60.0% and 27.6%, respectively
•
Operating income of $437 million, a 62% increase compared to the prior year quarter
•
GAAP EPS of $2.07 and pro forma EPS(1) of $1.99, representing 41% growth in pro forma EPS over the prior year quarter
•
Launched the fēnix® 8 series and the EnduroTM 3, expanding our lineup of outdoor adventure watches
•
Named 2024 Manufacturer of the Year by the National Marine Electronics Association for the 10th consecutive year, and received six Product of Excellence awards, for a total of 63 over the last decade
•
Named the #1 Most Innovative Marine Company for the second consecutive year by Soundings Trade Only, a leading trade publication for the recreational boating industry
•
Announced the strategic acquisition of Lumishore, a leader in marine LED lighting
•
Co-founders, Dr. Min Kao and the late Gary Burrell, were enshrined in the National Aviation Hall of Fame

(In thousands, except per share information)	13-Weeks Ended			39-Weeks Ended
	September 28,	September 30,	YoY	September 28,	September 30,	YoY
	2024	2023	Change	2024	2023	Change
Net sales	$1,586,022	$1,277,531	24%	$4,474,342	$3,745,751	19%
Fitness	463,887	352,976	31%	1,235,182	932,561	32%
Outdoor	526,551	433,997	21%	1,332,617	1,210,773	10%
Aviation	204,631	198,160	3%	639,739	629,195	2%
Marine	222,244	182,248	22%	821,933	677,026	21%
Auto OEM	168,709	110,150	53%	444,871	296,196	50%

Gross margin %	60.0%	57.0%		58.5%	57.2%

Operating income %	27.6%	21.2%		24.1%	20.1%

GAAP diluted EPS	$2.07	$1.34	54%	$5.06	$3.90	30%
Pro forma diluted EPS(1)	$1.99	$1.41	41%	$4.99	$3.88	29%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We delivered another quarter of impressive financial results as our highly differentiated and innovative products resonate with customers, and we successfully leveraged growth opportunities across market segments and geographies. We are raising our 2024 outlook based on the results we have achieved so far and the momentum we are experiencing as we enter the important holiday selling season.” - Cliff Pemble, President and Chief Executive Officer of Garmin Ltd.

Fitness:

Revenue from the fitness segment increased 31% in the third quarter with growth across all categories led by strong demand for wearables. Gross and operating margins were 61% and 32%, respectively, resulting in $148 million of operating income. During the quarter, we hosted our annual Garmin Health Summit to recognize innovative digital health solutions utilizing Garmin products, and to celebrate the 10th anniversary of Garmin Health. Also, during the quarter we announced updates to Garmin Coach, adding training plans for cyclists in addition to the existing training plans for runners, making it easier to prepare for an event, pursue a personal milestone or improve overall fitness.

Outdoor:

Revenue from the outdoor segment increased 21% in the third quarter primarily due to growth in adventure watches. Gross and operating margins were 68% and 40%, respectively, resulting in $209 million of operating income. During the quarter, we launched both the highly anticipated fēnix 8 series, adding brilliant AMOLED displays, cutting edge features, a built-in speaker, microphone, and an LED flashlight, and the Enduro 3, a lightweight ultraperformance GPS smartwatch purpose-built for ultra-endurance athletes with up to 320 hours of battery life in GPS mode with solar charging. We also launched the inReach® Messenger Plus, our first satellite communicator with photo and voice messaging in addition to two-way texting, location sharing and SOS capabilities, expanding our customers’ ability to stay in touch beyond cell service.

Aviation:

Revenue from the aviation segment increased 3% in the third quarter with growth driven by aftermarket product categories. Gross and operating margins were 75% and 22%, respectively, resulting in $44 million of operating income. During the quarter, we announced Runway Occupancy Awareness, which uses ADS-B information to help reduce the risk of runway incursions and provide added confidence to pilots navigating busy and complex airports. Garmin is the first to bring this new safety feature to market. We also recently unveiled our new G3000® PRIME, which redefines the integrated flight deck experience with sleek, intuitive, all-touchscreen displays and a highly flexible open architecture system that seamlessly adapts to serve a broad and dynamic market.

Marine:

Revenue from the marine segment increased 22% in the third quarter primarily driven by the acquisition of JL Audio®. Gross and operating margins were 55% and 17%, respectively, resulting in $38 million of operating income. During the quarter, we announced several new products to enhance our customers’ time on the water, including Fusion ApolloTM marine speaker and subwoofer series, the GCTM 245/55 marine cameras, and the GPSMAP® 9500 black box system. We recently announced the acquisition of Lumishore, a leader in marine LED lighting as we continue to focus on providing seamless integration throughout the boat.

Auto OEM:

Revenue from the auto OEM segment increased 53% during the third quarter primarily driven by growth in domain controllers. Gross margin was 20% and the operating loss narrowed to $1 million as efficiencies improved with higher sales volumes. During the quarter, we successfully launched the Garmin-designed domain controllers across all remaining BMW Group car lines.

Additional Financial Information:

Total operating expenses in the third quarter were $514 million, a 12% increase over the prior year. Both research and development and selling, general and administrative expenses increased 12% driven primarily by personnel related costs.

The effective tax rate in the third quarter was 17.9% compared to the effective tax rate of 8.0% and the pro forma effective tax rate(1) of 7.2% in the prior year quarter. The increase in the current quarter effective tax rate is primarily due to the increase in the combined federal and cantonal Switzerland statutory tax rate in response to global minimum tax requirements.

In the third quarter of 2024, we generated operating cash flows of $258 million and free cash flow(1) of $219 million. We paid a quarterly dividend of approximately $144 million and repurchased $20 million of the Company’s shares within the quarter, leaving approximately $270 million remaining as of September 28, 2024 in the share repurchase program authorized through December 2026. We ended the quarter with cash and marketable securities of approximately $3.5 billion.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma effective tax rate and free cash flow.

2024 Fiscal Year Guidance:

Based on our performance in the first three quarters of 2024, we are adjusting our full year guidance. We now anticipate revenue of approximately $6.12 billion and pro forma EPS of $6.85 based on gross margin of 58.5%, operating margin of 24.0% and a full year effective tax rate of 16.5% (see attached discussion on Forward-looking Financial Measures).

Dividend Recommendation:

The board of directors has established December 27, 2024, as the payment date for the next dividend installment of $0.75 per share with a record date of December 13, 2024. At the 2024 annual shareholders’ meeting, Garmin shareholders, in accordance with Swiss corporate law, approved a cash dividend in the total amount of $3.00 per share, payable in four equal installments on dates to be determined by the board in its discretion. The first and second payments were made on June 28, 2024 and September 27, 2024. The board currently anticipates the scheduling of the remaining quarterly dividend installments as follows:

Dividend Date	Record Date	$s per share
March 28, 2025	March 14, 2025	$0.75

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 30, 2024 at 10:30 a.m. Eastern
Where:	Join a live stream of the call at the following link
https://www.garmin.com/en-US/investors/events/

An archive of the live webcast will be available until October 29, 2025 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2024 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, share repurchase programs, currency movements, expenses, pricing, new product launches, market reach, statements relating to possible future dividends, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 30, 2023 filed by Garmin with the Securities and Exchange Commission (Commission file number 001-41118). A copy of Garmin’s 2023 Form 10-K can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of September 28, 2024. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company’s use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, fēnix, G3000, GPSMAP, inReach, and JL Audio are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Enduro, Fusion Apollo, and GC are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Change in Operating Expense Presentation

Certain prior period information presented here has been recast to conform to the current period presentation. In the first quarter of 2024, the Company changed the presentation of operating expense to include advertising expense within selling, general, and administrative expenses on the Company’s condensed consolidated statements of income, which management believes to be a more meaningful presentation. This change in presentation had no effect on the Company’s consolidated operating or net income.

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
Net sales	$1,586,022	$1,277,531	$4,474,342	$3,745,751
Cost of goods sold	634,423	548,962	1,857,712	1,604,945
Gross profit	951,599	728,569	2,616,630	2,140,806

Research and development expense	249,162	221,572	734,848	667,451
Selling, general and administrative expenses	264,962	236,628	803,869	721,649
Total operating expense	514,124	458,200	1,538,717	1,389,100

Operating income	437,475	270,369	1,077,913	751,706

Other income (expense):
Interest income	28,830	19,803	83,143	54,461
Foreign currency gains (losses)	18,131	(11,539)	15,584	6,946
Other income	1,814	938	2,623	4,206
Total other income (expense)	48,775	9,202	101,350	65,613

Income before income taxes	486,250	279,571	1,179,263	817,319
Income tax provision	87,139	22,328	203,560	69,810
Net income	$399,111	$257,243	$975,703	$747,509

Net income per share:
Basic	$2.08	$1.34	$5.08	$3.91
Diluted	$2.07	$1.34	$5.06	$3.90

Weighted average common shares outstanding:
Basic	192,201	191,435	192,055	191,409
Diluted	193,171	191,868	192,940	191,772

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	September 28, 2024	December 30, 2023
Assets
Current assets:
Cash and cash equivalents	$2,009,361	$1,693,452
Marketable securities	414,701	274,618
Accounts receivable, net	922,034	815,243
Inventories	1,505,536	1,345,955
Deferred costs	23,385	16,316
Prepaid expenses and other current assets	334,488	318,556
Total current assets	5,209,505	4,464,140

Property and equipment, net	1,220,113	1,224,097
Operating lease right-of-use assets	137,665	143,724
Noncurrent marketable securities	1,106,532	1,125,191
Deferred income tax assets	787,849	754,635
Noncurrent deferred costs	7,994	11,057
Goodwill	611,884	608,474
Other intangible assets, net	168,230	186,601
Other noncurrent assets	97,960	85,650
Total assets	$9,347,732	$8,603,569

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$374,025	$253,790
Salaries and benefits payable	218,941	190,014
Accrued warranty costs	57,983	55,738
Accrued sales program costs	75,802	98,610
Other accrued expenses	222,925	245,874
Deferred revenue	113,049	101,189
Income taxes payable	227,735	225,475
Dividend payable	288,204	139,997
Total current liabilities	1,578,664	1,310,687

Deferred income tax liabilities	104,996	114,682
Noncurrent income taxes payable	16,864	16,521
Noncurrent deferred revenue	30,227	36,148
Noncurrent operating lease liabilities	109,832	113,035
Other noncurrent liabilities	602	436

Stockholders’ equity:
Common shares (194,901 and 195,880 shares authorized and issued; 192,136 and 191,777 shares outstanding)	19,490	19,588
Additional paid-in capital	2,218,170	2,125,467
Treasury shares (2,765 and 4,103 shares)	(243,994)	(330,909)
Retained earnings	5,563,576	5,263,528
Accumulated other comprehensive income (loss)	(50,695)	(65,614)
Total stockholders’ equity	7,506,547	7,012,060
Total liabilities and stockholders’ equity	$9,347,732	$8,603,569

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	39-Weeks Ended
	September 28, 2024	September 30, 2023
Operating Activities:
Net income	$975,703	$747,509
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	102,343	98,483
Amortization	30,849	33,751
Gain on sale or disposal of property and equipment	(48)	(50)
Unrealized foreign currency (gains) losses	(25,486)	9,927
Deferred income taxes	(53,966)	(90,214)
Stock compensation expense	101,039	66,214
Realized loss on marketable securities	29	56
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	(103,567)	(54,756)
Inventories	(163,865)	111,459
Other current and noncurrent assets	(47,413)	28,288
Accounts payable	124,315	55,340
Other current and noncurrent liabilities	(6,987)	430
Deferred revenue	5,885	7,063
Deferred costs	(3,987)	(1,152)
Income taxes	13,737	(102,024)
Net cash provided by operating activities	948,581	910,324

Investing activities:
Purchases of property and equipment	(108,869)	(144,876)
Purchase of marketable securities	(363,783)	(116,039)
Redemption of marketable securities	277,334	145,094
Net cash from (payments for) acquisitions	5,011	(150,853)
Other investing activities, net	(458)	(1,018)
Net cash used in investing activities	(190,765)	(267,692)

Financing activities:
Dividends	(428,373)	(419,166)
Proceeds from issuance of treasury shares related to equity awards	24,530	21,946
Purchase of treasury shares related to equity awards	(16,313)	(9,397)
Purchase of treasury shares under share repurchase plan	(29,278)	(79,533)
Net cash used in financing activities	(449,434)	(486,150)

Effect of exchange rate changes on cash and cash equivalents	7,536	(12,854)

Net increase in cash, cash equivalents, and restricted cash	315,918	143,628
Cash, cash equivalents, and restricted cash at beginning of period	1,694,156	1,279,912
Cash, cash equivalents, and restricted cash at end of period	$2,010,074	$1,423,540

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(In thousands)

	Fitness	Outdoor	Aviation	Marine	Auto OEM	Total
13-Weeks Ended September 28, 2024
Net sales	$463,887	$526,551	$204,631	$222,244	$168,709	$1,586,022
Gross profit	283,325	358,693	154,138	122,433	33,010	951,599
Operating income (loss)	147,768	208,866	44,278	37,839	(1,276)	437,475

13-Weeks Ended September 30, 2023
Net sales	$352,976	$433,997	$198,160	$182,248	$110,150	$1,277,531
Gross profit	190,685	270,774	148,364	95,186	23,560	728,569
Operating income (loss)	74,614	136,401	49,269	23,850	(13,765)	270,369

39-Weeks Ended September 28, 2024
Net sales	$1,235,182	$1,332,617	$639,739	$821,933	$444,871	$4,474,342
Gross profit	723,375	885,646	478,131	449,472	80,006	2,616,630
Operating income (loss)	323,511	451,408	146,899	185,422	(29,327)	1,077,913

39-Weeks Ended September 30, 2023
Net sales	$932,561	$1,210,773	$629,195	$677,026	$296,196	$3,745,751
Gross profit	484,759	755,800	463,774	365,162	71,311	2,140,806
Operating income (loss)	139,651	351,399	169,730	142,135	(51,209)	751,706

Garmin Ltd. and Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended			39-Weeks Ended
	September 28,	September 30,	YoY	September 28,	September 30,	YoY
	2024	2023	Change	2024	2023	Change
Net sales	$1,586,022	$1,277,531	24%	$4,474,342	$3,745,751	19%
Americas	724,572	628,157	15%	2,181,266	1,881,710	16%
EMEA	612,658	439,123	40%	1,618,058	1,252,526	29%
APAC	248,792	210,251	18%	675,018	611,515	10%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods. In the first three quarters of 2024 there were no such discrete tax items identified.

(In thousands)	13-Weeks Ended				39-Weeks Ended
	September 28,		September 30,		September 28,		September 30,
	2024		2023		2024		2023
	$	ETR(1)	$	ETR(1)	$	ETR(1)	$	ETR(1)
GAAP income tax provision	$87,139	17.9%	$22,328	8.0%	$203,560	17.3%	$69,810	8.5%
Pro forma discrete tax item:
Tax effect of state rate change(2)	—		(2,269)		—		(2,269)
Pro forma income tax provision	$87,139	17.9%	$20,059	7.2%	$203,560	17.3%	$67,541	8.3%

(1) Effective tax rate is calculated by taking the income tax provision divided by income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In third quarter 2023, the Company recognized $2.3 million of tax expense due to the revaluation of deferred tax assets associated with the change in corporate income tax rate for the state of Kansas. The impact of the revaluation of these deferred tax assets was not reflective of income tax expense incurred as a result of current period earnings.

Pro forma net income (earnings) per share

Management believes net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended		39-Weeks Ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
GAAP net income	$399,111	$257,243	$975,703	$747,509
Foreign currency gains / losses(1)	(18,131)	11,539	(15,584)	(6,946)
Tax effect of foreign currency gains / losses(2)	3,249	(828)	2,690	574
Pro forma discrete tax item(3)	—	2,269	—	2,269
Pro forma net income	$384,229	$270,223	$962,809	$743,406

GAAP net income per share:
Basic	$2.08	$1.34	$5.08	$3.91
Diluted	$2.07	$1.34	$5.06	$3.90

Pro forma net income per share:
Basic	$2.00	$1.41	$5.01	$3.88
Diluted	$1.99	$1.41	$4.99	$3.88

Weighted average common shares outstanding:
Basic	192,201	191,435	192,055	191,409
Diluted	193,171	191,868	192,940	191,772

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains was calculated using the effective tax rate of 17.9% and 17.3% for the 13-weeks and 39-weeks ended September 28, 2024 and 7.2% and 8.3% for the 13-weeks and 39-weeks ended September 30, 2023.

Free cash flow

Management believes free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended		39-Weeks Ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$257,955	$357,412	$948,581	$910,324
Less: purchases of property and equipment	(38,544)	(45,530)	(108,869)	(144,876)
Free Cash Flow	$219,411	$311,882	$839,712	$765,448

Forward-looking Financial Measures

The forward-looking financial measures in our 2024 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.07 per share for the 39-weeks ended September 28, 2024.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2024, estimate the impact of any such items, or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.